Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Third Quarter 2025 Results and Declares $0.10 Quarterly Cash Dividend

Third Quarter Performance Highlights

●	Net Income: Net income for the quarter ended September 30, 2025 totaled $3.5 million or $0.47 per diluted share (including Series A preferred shares), versus $2.4 million or $0.33 per diluted share (including Series A preferred shares) in the prior linked quarter.
●	Pre-Provision Net Revenue: Pre-provision net revenue was $6.0 million resulting in a return on average assets of 1.05% for the quarter ended September 30, 2025 which was the highest level since the first quarter of 2023, versus $5.7 million and 1.04% in the prior linked quarter and $4.8 million and 0.85% in the third quarter of 2024.
●	Net Interest Income: Net interest income was $15.2 million for the quarter ended September 30, 2025, an increase of $0.4 million, or 2.89% from the quarter ended June 30, 2025 and $2.1 million, or 16.19%, from the quarter ended September 30, 2024.
●	Net Interest Margin Expansion: The Company’s net interest margin during the quarter ended September 30, 2025 increased to 2.74% from 2.37% in the quarter ended September 30, 2024. The net interest margin for the month ended September 30, 2025 was 2.83%.
●	Deposit Growth: Total deposits increased $20.5 million or 1.05% from December 31, 2024 and $23.5 million or 1.21% from June 30, 2025. Demand deposits increased $21.3 million, or 10.08%, from December 31, 2024, underscoring the success of our C&I and Municipal banking verticals.
●	Strong Liquidity Position: At September 30, 2025, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $712.2 million, or approximately 253% of uninsured deposit balances. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 86% of total deposits at September 30, 2025.
●	Loan Growth: Loans totaled $1.99 billion, a net increase of $22.2 million or 4.52% annualized from June 30, 2025, primarily driven by growth in niche-residential and conventional C&I.
●	Loan Diversification Strategy: The Company continues to actively manage its Multi-Family and Commercial Real Estate portfolios which resulted in a reduction in the commercial real estate concentration ratio to 362% of capital at September 30, 2025 from 385% at December 31, 2024 and 397% at September 30, 2024. The Company will selectively explore Commercial Real Estate opportunities with an emphasis on relationship based Commercial Real Estate lending.
●	Book Value Per Share: Book value per share (including Series A preferred shares) increased to $27.03 at September 30, 2025 from $26.52 at June 30, 2025 and $26.48 at December 31, 2024. Tangible book value per share (including Series A preferred shares) increased to $24.43 at September 30, 2025 from $23.94 at June 30, 2025 and $23.86 at December 31, 2024.

●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on November 20, 2025 to stockholders of record on November 13, 2025.

Mineola, NY – October 30, 2025 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended September 30, 2025 and the declaration of a $0.10 per share cash dividend on both common and Series A preferred shares payable on November 20, 2025 to stockholders of record on November 13, 2025.

Earnings Summary for the Quarter Ended September 30, 2025

The Company reported net income for the quarter ended September 30, 2025 of $3.5 million or $0.47 per diluted share (including Series A preferred shares), versus $3.5 million or $0.48 per diluted share (including Series A preferred shares) in the quarter ended September 30, 2024.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.61%, 6.90% and 7.63%, respectively, for the quarter ended September 30, 2025, versus 0.62%, 7.35% and 8.19%, respectively, for the comparable quarter of 2024.

While net interest income increased during the quarter ended September 30, 2025 compared to the quarter ended September 30, 2024, this was partially offset by the decrease in non-interest income, particularly gain on sale of loans held-for-sale, and an increase in the provision for credit losses.  The Company’s effective tax rate was 25.2% in the third quarter of 2025 and 23.4% in the comparable 2024 quarter.  We expect a normalized effective tax rate of 25.0% for the remainder of the year.

Non-interest expenses for the three months ended September 30, 2025 decreased $0.6 million, or 4.78% from the June 30, 2025 quarter primarily due to decreased incentive compensation expense, lower data processing costs from a recently converted core system and lower professional fees.

Net interest income was $15.2 million for the quarter ended September 30, 2025, an increase of $2.1 million, or 16.19% from the comparable 2024 quarter.  This increase was due to improvement of the Company’s net interest margin to 2.74% in the 2025 quarter from 2.37% in the comparable 2024 quarter.  The cost of interest-bearing liabilities decreased to 3.89% in the 2025 quarter from 4.53% in the comparable 2024 quarter, a decrease of 64 basis points.  This decrease was partially offset by a 23 basis point decrease in the yield on interest earning assets to 5.94% in the 2025 quarter from 6.17% in the third quarter of 2024.  Net interest income on a linked quarter basis increased $0.4 million or 2.89%, resulting from a 5 basis point decrease in cost of interest-bearing liabilities, partially offset by a 4 basis point decrease on yield on interest earning assets.

Earnings Summary for the Nine Months Ended September 30, 2025

For the nine months ended September 30, 2025, the Company reported net income of $7.5 million or $1.00 per diluted share (including Series A preferred shares), versus $8.4 million or $1.14 per diluted share (including Series A preferred shares) in the comparable 2024 nine-month period.  The Company recorded adjusted (non-GAAP) net income (excluding core system conversion expenses of $2.6 million, net of tax) of $10.0 million or $1.34 per diluted share in the nine months ended September 30, 2025, versus adjusted (non-GAAP) net income (excluding severance and retirement expenses) of $8.6 million or $1.16 per diluted share in the comparable 2024 nine-month period.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.44%, 5.00% and 5.54%, respectively, for the nine months ended September 30, 2025, versus 0.50%, 5.93% and 6.60%, respectively, for the comparable 2024 period.  Adjusted (non-GAAP) returns, exclusive of core system conversion expenses on average assets, average stockholders’ equity and average tangible equity were 0.60%, 6.72% and 7.45%, respectively, in the nine months ended September 30, 2025, versus 0.51%, 6.04% and 6.73%, respectively, in the comparable 2024 period, exclusive of severance and retirement expenses for the 2024 period.

The decrease in net income recorded for the nine months ended September 30, 2025 from the comparable 2024 period is due to an increase in non-interest expenses, particularly compensation and benefits expense and the one-time core system conversion expenses.  These were partially offset by an increase in net interest income and a decrease in provision for credit losses.  The increase in compensation and benefits expense for the nine months ended September 30, 2025 versus the comparable 2024 period was primarily related to additional headcount to staff the new Port Jefferson branch and expansion of the C&I lending vertical and lower deferred loan origination costs partially offset by lower incentive compensation expense resulting from reduced lending activity.  The Company’s effective tax rate decreased to 24.1% for the nine months ended September 30, 2025 from 24.5% in the comparable 2024 period.

Net interest income was $44.6 million for the nine months ended September 30, 2025, an increase of $5.4 million, or 13.65% from the comparable 2024 period, due to the improvement of the Company’s net interest margin to 2.73% in the 2025 period from 2.41% in the comparable 2024 period.  The cost of interest-bearing liabilities decreased to 3.95% in the 2025 nine months period from 4.45% in the comparable 2024 period, a decrease of 50 basis points.  This decrease was partially offset by a 16 basis point decrease in the yield on interest earning assets to 5.98% in the 2025 period from 6.14% in the comparable 2024 period.  The increase in the net interest margin was a result of the late 2024 and recent reductions in the Fed Funds effective rate and the liability sensitive nature of the Bank’s balance sheet.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “Our third quarter performance reflects positive notes, including increased Pre-Provision Net Revenue of $6.0 million driven by an increase in net interest income and lower operating expenses.  Continuing performance should be positively influenced by further Federal Open Market Committee (“FOMC”) rate decreases and an improved yield curve, positively impacting our liability sensitive balance sheet and potentially increasing lending opportunities.  With our continued development of hi-tech branches in key markets, such as Hauppauge, Port Jefferson and others coming soon, supported by local, relationship-based Business Development Officers, we are growing market share in an effort to drive increased shareholder value.”

Balance Sheet Highlights

Total assets were $2.33 billion at September 30, 2025 versus $2.31 billion at December 31, 2024.  Total securities available for sale at September 30, 2025 were $100.0 million, an increase of $16.3 million from December 31, 2024, primarily driven by growth in collateralized mortgage obligations and corporate bonds.

Total deposits were $1.97 billion at September 30, 2025 versus $1.95 billion at December 31, 2024.  Total deposits increased $20.5 million, or 1.05%, from December 31, 2024.  Demand deposits increased $21.3 million, or 10.08%, from December 31, 2024 underscoring the success of our C&I and Municipal banking verticals.  Our loan to deposit ratio improved to 101% at September 30, 2025 from 102% at December 31, 2024.

The Company had $513.6 million in total municipal deposits at September 30, 2025, at a weighted average rate of 3.47% versus $509.3 million at a weighted average rate of 3.72% at December 31, 2024.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of consumer deposits and market-based borrowings.  The Company continues to broaden its municipal deposit base and currently services 42 customer relationships.

Total borrowings at September 30, 2025 were $100.7 million, with a weighted average rate and term of 4.36% and 15 months, respectively.  At September 30, 2025 and December 31, 2024, the Company had $100.7 million and $107.8 million, respectively, of term FHLB advances outstanding.  The Company had no FHLB overnight borrowings outstanding at September 30, 2025 and December 31, 2024.  The Company had no borrowings outstanding under lines of credit with correspondent banks at September 30, 2025 and December 31, 2024.

Stockholders’ equity was $201.8 million at September 30, 2025 as compared to $196.6 million at December 31, 2024.  Retained earnings increased by $5.2 million due primarily to net income of $7.5 million for the nine months ended September 30, 2025, which was offset by $2.3 million of dividends declared.  The accumulated other comprehensive loss at September 30, 2025 was 0.39% of total equity and was comprised of a $0.3 million after tax net unrealized loss on the investment portfolio and a $0.5 million after tax net unrealized loss on derivatives.  Book value per share (including Series A preferred shares) increased to $27.03 at September 30, 2025 from $26.52 at June 30, 2025 and $26.48 at December 31, 2024.  Tangible book value per share (including Series A preferred shares) increased to $24.43 at September 30, 2025 from $23.94 at June 30, 2025 and $23.86 at December 31, 2024.

Loan Portfolio

For the nine months ended September 30, 2025, the Bank’s loan portfolio increased $3.2 million to $1.99 billion from December 31, 2024.  On a linked quarter basis, net loans increased $22.2 million.  At September 30, 2025, the Company’s residential loan portfolio (including home equity) amounted to $751.5 million, with an average loan balance of $491 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate (including construction) and multifamily loans totaled $1.08 billion at September 30, 2025, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 59%.  As discussed below, approximately 36% of the multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio continues to improve, decreasing to 362% of capital at September 30, 2025 from 385% at December 31, 2024 and 397% at September 30, 2024, with loans secured by office space accounting for 2.67% of the total loan portfolio and totaling $53.1 million at September 30, 2025.  The Company’s loan pipeline at September 30, 2025 is approximately $178.8 million, with approximately 72% being niche-residential, SBA and USDA lending opportunities.

The Bank remains focused on expanding its core verticals and continues to originate loans for its portfolio and for sale in the secondary market under its residential flow origination program.  During the quarters ended September 30, 2025 and 2024, the Company sold $21.4 million and $16.5 million, respectively, of residential loans under its flow origination program and recorded gains on sale of loans held-for-sale of $0.5 million and $0.4 million, respectively.

During the quarters ended September 30, 2025 and 2024, the Company sold approximately $11.4 million and $27.1 million, respectively, in government guaranteed SBA loans and recorded gains on sale of loans held-for-sale of $0.9 million and $2.4 million, respectively. SBA loan originations and gains on sale were lower than expected due to a confluence of factors.  One factor is the impact of the “higher-for-longer” interest rate environment that we believe has both worsened the financial condition of and reduced demand among small business borrowers, resulting in a lower volume of creditworthy customers. Another factor is the negative impact of and uncertainty created by tariffs, which we believe have also dampened loan demand among borrowers in certain industries.  A third factor is the Bank’s decision to tighten credit over the course of the last year.  Although management continues to believe this to be a prudent measure, it has nonetheless resulted in a lower volume of loan approvals.  Taken together these and other factors have adversely impacted SBA loan originations and closings.  The Bank concluded the third quarter of 2025 with C&I loan originations of approximately $24.1 million.  Based on its existing pipeline, the Bank expects C&I lending and deposit activity to grow as the year progresses.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multi-Family and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans as of September 30, 2025 is minor at $5.9 million, all at floating interest rates.  As shown below, as of September 30, 2025, 28% of the loan balances in these combined portfolios will either have a rate reset or mature in 2025 and 2026, with another 56% with rate resets or maturing in 2027.

Multi-Family Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multi-Family Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2025	3	$1,531	$510	7.38%	2025	3	$4,622	$1,541	4.65%
2026	36	116,571	3,238	3.66%	2026	20	42,655	2,133	3.80%
2027	70	184,209	2,632	4.41%	2027	51	122,134	2,395	4.22%
2028	16	21,175	1,323	6.20%	2028	12	10,069	839	7.07%
2029	6	4,877	813	7.70%	2029	4	4,291	1,073	6.38%
2030+	6	14,563	2,427	6.23%	2030+	7	9,742	1,392	4.40%
Fixed Rate	137	342,926	2,503	4.41%	Fixed Rate	97	193,513	1,995	4.35%
Floating Rate	2	445	223	9.39%	Floating Rate	1	449	449	9.00%
Total	139	$343,371	$2,470	4.41%	Total	98	$193,962	$1,979	4.36%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2025	19	$25,621	$1,348	7.00%
2026	32	38,468	1,202	5.17%
2027	88	148,355	1,686	4.86%
2028	28	30,613	1,093	6.65%
2029	5	5,970	1,194	6.70%
2030+	20	16,914	846	6.59%
Fixed Rate	192	265,941	1,385	5.47%
Floating Rate	8	10,493	1,312	9.11%
Total CRE-Inv.	200	$276,434	$1,382	5.60%

Stabilized Multi-Family Pro Forma Stress Results

The table below reflects a proforma stressed evaluation of the Bank’s Multifamily stabilized loan portfolio as of September 30, 2025, using the primary assumption for a revised Debt Service Coverage Ratio (“DSCR”) calculation, for all loans where the current interest rate is below 6%.  The current balance for these loans is recast at 6% (despite lower current market rates) with a 30-year amortization.  The chart below reflects the impact of these adjustments on the portfolio.  The projected loan to value (“LTV”) assumption resets all loans using a 6% cap rate (despite lower current cap rates) and the last reported property net operating income (“NOI”) to determine an implied property valuation and based on the current loan balance the resultant LTV.

Multi-Family Stabilized Rent Portfolio
DSCR Range	# Loans	Total O/S ($000's omitted)	% of Total MF Portfolio	Current Weighted Average LTV	Projected Weighted Average LTV

< 1.0	9	$13,946	3%	60%	96%
1.0 < x <1.2	22	68,884	13%	66%	75%
1.2 < x <1.3	17	38,089	7%	63%	68%
1.3 < x <1.5	15	31,301	5%	62%	61%
1.5 < x <2.0	22	33,500	6%	57%	54%
x > 2.0	13	8,242	2%	43%	31%
Total	98	$193,962	36%	62%	67%

As reflected above, the results show approximately 2.60%, or 9 loans totaling $14 million of the total multi-family portfolio would have proforma DSCR’s less than 1x while maintaining projected weighted average LTV’s under 100%.  Approximately 93% or 89 loans totaling $180 million would possess DSCR’s greater than 1x while maintaining a projected weighted average LTV well within our policy guidelines.  Additionally, 73% of the stabilized loans and 72% of the entire multi-family are further secured with personal guarantees from the borrowers.  Based on the maturities and rate resets in the previous 12 months, we believe the overall demand for multifamily housing in our market will allow our borrowers to address any adverse impact proactively.  Of the previous 12 months maturities and rate resets, 27% of the loan pool successfully refinanced with other institutions at market rates similar to those used in the above analysis and the balance remained with the Bank.

Rental breakdown of Multi-Family portfolio

The table below segments our portfolio of loans secured by Multi-Family properties based on rental terms and location as of September 30, 2025.  As shown below, 64% of the combined portfolio is secured by properties subject to free market rental terms, which is the dominant tenant type.  Both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multi-Family Loan Portfolio - Loans by Rent Type
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multi-Family	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	139	$343,371	64%	$2,470	61.7%	1.42	11
Location
Manhattan	7	$10,203	2%	$1,458	49.4%	1.91	14
Other NYC	91	$254,076	47%	$2,792	61.5%	1.40	9
Outside NYC	41	$79,092	15%	$1,929	63.7%	1.42	14

Stabilized	98	$193,962	36%	$1,979	61.8%	1.45	12
Location
Manhattan	7	$10,394	2%	$1,485	47.9%	1.71	19
Other NYC	80	$166,473	31%	$2,081	62.5%	1.42	11
Outside NYC	11	$17,095	3%	$1,554	62.9%	1.54	14

Office Property Exposure

The Bank’s exposure to the Office market is minor.  Loans secured by office space accounted for 2.67% of the total loan portfolio at September 30, 2025,with a total balance of $53.1 million, of which less than 1% is located in Manhattan.  The pool has a 2.31x weighted average DSCR, a 52% weighted average LTV and less than $350,000 of exposure in Manhattan.

Asset Quality and Allowance for Credit Losses

At September 30, 2025, the Bank reported $17.2 million in non-performing loans compared to $12.7 million at June 30, 2025, an increase of $4.5 million, and $16.4 million at December 31, 2024, an increase of $0.8 million.  Of the $4.5 million increase in nonperforming loans over the linked quarter, $3.1 million is related to residential mortgage loans which are well secured with LTV’s averaging 58%.  At September 30, 2025 non-performing loans were 0.86% of total loans outstanding versus 0.82% at December 31, 2024.

During the third quarter of 2025, the Bank recorded a provision for credit losses expense of $1.3 million (net of a $50 thousand reduction of provision for credit losses on unfunded commitments).  Net charge-offs of $0.6 million were incurred during the quarter.  The September 30, 2025 allowance for credit losses was $22.4 million versus $21.6 million at June 30, 2025 and $22.8 million at December 31, 2024.  The allowance for credit losses as a percentage of total loans was 1.12% at September 30, 2025, 1.10% at June 30, 2025 and 1.15% at December 31, 2024.

Net Interest Margin

The Bank’s net interest margin increased to 2.74% for the quarter ended September 30, 2025 compared to 2.37% in the quarter ended September 30, 2024 due to the continuing effects of the late 2024 and recent reductions in the Federal Funds effective rate and the liability sensitive nature of the Bank’s balance sheet. The net interest margin for the month ended September 30, 2025 was 2.83%.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Port Jefferson, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion, including the financial statements attached thereto, includes non-GAAP financial measures which include the Company’s adjusted net income, adjusted basic and diluted earnings per share, adjusted return on average assets, adjusted return on average equity, tangible common equity (“TCE”) ratio, TCE, tangible assets, tangible book value per share, return on average tangible equity and efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of adjusted net income, TCE, tangible assets, TCE ratio and tangible book value per share, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect as a result of inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties.  There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.  Factors that might cause such a difference include, but are not limited to: (1) the impact of a pandemic or other health crises and the government’s response to such pandemic or crises on our operations as well as those of our customers and on the economy generally and in our market area specifically, (2) competitive pressures among depository institutions may increase significantly; (3) changes in the interest rate environment may reduce interest margins; (4) loan origination and sale volumes, charge-offs and credit loss provisions may vary substantially from period to period; (5) general economic conditions may be less favorable than expected; (6) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions may adversely affect the businesses in which Hanover Bancorp, Inc. is engaged; (8) changes and trends in the securities markets may adversely impact Hanover Bancorp, Inc.; (9) a delayed or incomplete resolution of regulatory issues could adversely impact our planning; (10) difficulties in integrating any businesses that we may acquire, which may increase our expenses and delay the achievement of any benefits that we may expect from such acquisitions; (11) the impact of reputation risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity could be significant; and (12) the outcome of any future regulatory and legal investigations and proceedings may not be anticipated.  Further information on other factors that could affect the financial results of Hanover Bancorp, Inc. are included in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	September 30,	June 30,	December 31,
	2025	2025	2024
Assets
Cash and cash equivalents	$167,569	$164,535	$162,857
Securities-available for sale, at fair value	100,037	102,636	83,755
Investments-held to maturity	3,520	3,594	3,758
Loans held for sale	8,852	10,593	12,404

Loans, net of deferred loan fees and costs	1,988,683	1,966,452	1,985,524
Less: allowance for credit losses	(22,354)	(21,571)	(22,779)
Loans, net	1,966,329	1,944,881	1,962,745

Goodwill	19,168	19,168	19,168
Premises & fixed assets	14,549	14,388	15,337
Operating lease assets	10,375	10,890	8,337
Other assets	41,181	41,291	43,749
Assets	$2,331,580	$2,311,976	$2,312,110

Liabilities and stockholders’ equity
Core deposits	$1,412,519	$1,439,656	$1,456,513
Time deposits	562,304	511,625	497,770
Total deposits	1,974,823	1,951,281	1,954,283

Borrowings	100,725	107,805	107,805
Subordinated debentures	24,729	24,716	24,689
Operating lease liabilities	11,072	11,565	9,025
Other liabilities	18,398	17,724	19,670
Liabilities	2,129,747	2,113,091	2,115,472

Stockholders’ equity	201,833	198,885	196,638
Liabilities and stockholders’ equity	$2,331,580	$2,311,976	$2,312,110

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2025	9/30/2024	9/30/2025	9/30/2024
Interest income	$32,994	$34,113	$97,880	$99,965
Interest expense	17,771	21,011	53,233	60,681
Net interest income	15,223	13,102	44,647	39,284
Provision for credit losses	1,325	200	4,282	4,540
Net interest income after provision for credit losses	13,898	12,902	40,365	34,744

Loan servicing and fee income	1,057	960	3,221	2,709
Service charges on deposit accounts	237	123	516	333
Gain on sale of loans held-for-sale	1,451	2,834	6,101	7,926
Gain on sale of investments	—	—	—	4
Other operating income	40	37	240	180
Non-interest income	2,785	3,954	10,078	11,152

Compensation and benefits	6,774	6,840	21,009	18,901
Conversion expenses	—	—	3,180	—
Occupancy and equipment	1,960	1,799	5,706	5,412
Data processing	313	547	1,414	1,560
Professional fees	732	762	2,397	2,297
Federal deposit insurance premiums	334	360	1,036	1,043
Other operating expenses	1,900	1,930	5,883	5,499
Non-interest expense	12,013	12,238	40,625	34,712

Income before income taxes	4,670	4,618	9,818	11,184
Income tax expense	1,179	1,079	2,363	2,740

Net income	$3,491	$3,539	$7,455	$8,444

Earnings per share ("EPS"):(1)
Basic	$0.47	$0.48	$1.00	$1.14
Diluted	$0.47	$0.48	$1.00	$1.14

Average shares outstanding for basic EPS (1)(2)	7,475,764	7,411,064	7,480,102	7,395,758
Average shares outstanding for diluted EPS (1)(2)	7,481,447	7,436,068	7,485,838	7,420,415

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Interest income	$32,994	$32,049	$32,837	$33,057	$34,113
Interest expense	17,771	17,254	18,208	19,249	21,011
Net interest income	15,223	14,795	14,629	13,808	13,102
Provision for credit losses	1,325	2,357	600	400	200
Net interest income after provision for credit losses	13,898	12,438	14,029	13,408	12,902

Loan servicing and fee income	1,057	1,083	1,081	981	960
Service charges on deposit accounts	237	162	117	136	123
Gain on sale of loans held-for-sale	1,451	2,298	2,352	3,014	2,834
Gain on sale of investments	—	—	—	27	—
Other operating income	40	18	182	29	37
Non-interest income	2,785	3,561	3,732	4,187	3,954

Compensation and benefits	6,774	7,003	7,232	6,699	6,840
Conversion expenses	—	—	3,180	—	—
Occupancy and equipment	1,960	1,910	1,836	1,810	1,799
Data processing	313	508	593	536	547
Professional fees	732	878	787	782	762
Federal deposit insurance premiums	334	365	337	375	360
Other operating expenses	1,900	1,952	2,031	2,198	1,930
Non-interest expense	12,013	12,616	15,996	12,400	12,238

Income before income taxes	4,670	3,383	1,765	5,195	4,618
Income tax expense	1,179	940	244	1,293	1,079

Net income	$3,491	$2,443	$1,521	$3,902	$3,539

Earnings per share ("EPS"):(1)
Basic	$0.47	$0.33	$0.20	$0.53	$0.48
Diluted	$0.47	$0.33	$0.20	$0.52	$0.48

Average shares outstanding for basic EPS (1)(2)	7,475,764	7,500,871	7,463,537	7,427,583	7,411,064
Average shares outstanding for diluted EPS (1)(2)	7,481,447	7,506,584	7,469,489	7,456,471	7,436,068

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2025	9/30/2024	9/30/2025	9/30/2024
ADJUSTED NET INCOME:
Net income, as reported	$3,491	$3,539	$7,455	$8,444
Adjustments:
Conversion expenses	—	—	3,180	—
Severance and retirement expenses	—	219	—	219
Total adjustments, before income taxes	—	219	3,180	219
Adjustment for reported effective income tax rate	—	55	608	55
Total adjustments, after income taxes	—	164	2,572	164
Adjusted net income	$3,491	$3,703	$10,027	$8,608
Basic earnings per share - adjusted	$0.47	$0.50	$1.34	$1.16
Diluted earnings per share - adjusted	$0.47	$0.50	$1.34	$1.16

ADJUSTED OPERATING EFFICIENCY RATIO:
Operating efficiency ratio, as reported	66.71%	71.75%	74.23%	68.82%
Adjustments:
Conversion expenses	—%	—%	(5.81)%	—%
Severance and retirement expenses	—%	(1.28)%	—%	(0.43)%
Adjusted operating efficiency ratio	66.71%	70.47%	68.42%	68.39%

ADJUSTED RETURN ON AVERAGE ASSETS	0.61%	0.65%	0.60%	0.51%
ADJUSTED RETURN ON AVERAGE EQUITY	6.90%	7.69%	6.72%	6.04%
ADJUSTED RETURN ON AVERAGE TANGIBLE EQUITY	7.63%	8.56%	7.45%	6.73%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

Note: Prior period information has been adjusted to conform with current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2025	9/30/2024	9/30/2025	9/30/2024
Profitability:
Return on average assets	0.61%	0.62%	0.44%	0.50%
Return on average equity (1)	6.90%	7.35%	5.00%	5.93%
Return on average tangible equity (1)	7.63%	8.19%	5.54%	6.60%
Pre-provision net revenue return on assets	1.05%	0.85%	0.84%	0.94%
Yield on average interest-earning assets	5.94%	6.17%	5.98%	6.14%
Cost of average interest-bearing liabilities	3.89%	4.53%	3.95%	4.45%
Net interest rate spread (2)	2.05%	1.64%	2.03%	1.69%
Net interest margin (3)	2.74%	2.37%	2.73%	2.41%
Non-interest expense to average assets	2.10%	2.15%	2.41%	2.08%
Operating efficiency ratio (4)	66.71%	71.75%	74.23%	68.82%

Average balances:
Interest-earning assets	$2,203,326	$2,201,068	$2,189,689	$2,175,478
Interest-bearing liabilities	1,812,278	1,847,177	1,803,446	1,822,613
Loans	1,978,375	2,019,384	1,982,194	2,006,142
Deposits	1,904,262	1,891,132	1,887,491	1,835,862
Borrowings	131,586	150,770	135,987	181,445

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Asset quality:
Provision for credit losses - loans (1)	$1,375	$2,170	$600	$400
Net (charge-offs)/recoveries	(592)	(3,524)	(454)	(1,027)
Allowance for credit losses	22,354	21,571	22,925	22,779
Allowance for credit losses to total loans (2)	1.12%	1.10%	1.17%	1.15%
Non-performing loans	$17,169	$12,651	$11,697	$16,368
Non-performing loans/total loans	0.86%	0.64%	0.60%	0.82%
Non-performing loans/total assets	0.74%	0.55%	0.51%	0.71%
Allowance for credit losses/non-performing loans	130.20%	170.51%	195.99%	139.17%

Capital (Bank only):
Tier 1 Capital	$205,434	$203,282	$201,925	$201,744
Tier 1 leverage ratio	9.15%	9.29%	8.95%	9.13%
Common equity tier 1 capital ratio	13.13%	13.16%	13.37%	13.32%
Tier 1 risk based capital ratio	13.13%	13.16%	13.37%	13.32%
Total risk based capital ratio	14.38%	14.41%	14.62%	14.58%

Equity data:
Shares outstanding (3)	7,467,390	7,499,243	7,503,731	7,427,127
Stockholders’ equity	$201,833	$198,885	$196,643	$196,638
Book value per share (3)	27.03	26.52	26.21	26.48
Tangible common equity (3)	182,456	179,495	177,239	177,220
Tangible book value per share (3)	24.43	23.94	23.62	23.86
Tangible common equity (“TCE”) ratio (3)	7.89%	7.83%	7.80%	7.73%

(1)	Excludes ($50) thousand, $187 thousand, $0 and $0 provision for credit losses on unfunded commitments for the quarters ended 9/30/25, 6/30/25, 3/31/25 and 12/31/24, respectively.
(2)	Calculation excludes loans held for sale.
(3)	lncludes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Loan distribution (1):
Residential mortgages	$725,873	$715,418	$708,649	$702,832
Multifamily	537,333	539,573	535,429	550,570
Commercial real estate - OO	267,050	267,223	264,855	261,223
Commercial real estate - NOO	271,201	271,552	280,345	298,517
Commercial & industrial	161,240	148,907	146,050	145,457
Home equity	25,582	23,361	24,914	26,422
Consumer	404	418	432	503

Total loans	$1,988,683	$1,966,452	$1,960,674	$1,985,524

Sequential quarter growth rate	1.13%	0.29%	(1.25)%	(1.01)%

CRE concentration ratio	362%	368%	369%	385%

Loans sold during the quarter	$44,532	$46,045	$46,649	$53,499

Funding distribution:
Demand	$232,984	$243,664	$215,569	$211,656
N.O.W.	701,199	655,333	698,297	692,890
Savings	43,363	42,860	46,275	48,885
Money market	434,973	497,799	458,068	503,082
Total core deposits	1,412,519	1,439,656	1,418,209	1,456,513
Time	562,304	511,625	518,229	497,770
Total deposits	1,974,823	1,951,281	1,936,438	1,954,283
Borrowings	100,725	107,805	107,805	107,805
Subordinated debentures	24,729	24,716	24,702	24,689

Total funding sources	$2,100,277	$2,083,802	$2,068,945	$2,086,777

Sequential quarter growth rate - total deposits	1.21%	0.77%	(0.91)%	(0.17)%

Period-end core deposits/total deposits ratio	71.53%	73.78%	73.24%	74.53%

Period-end demand deposits/total deposits ratio	11.80%	12.49%	11.13%	10.83%

(1)	Excluding loans held for sale

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Tangible common equity
Total equity (2)	$201,833	$198,885	$196,643	$196,638	$192,339
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(209)	(222)	(236)	(250)	(265)
Tangible common equity (2)	$182,456	$179,495	$177,239	$177,220	$172,906

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$182,456	$179,495	$177,239	$177,220	$172,906
Total assets	2,331,580	2,311,976	2,291,527	2,312,110	2,327,814
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(209)	(222)	(236)	(250)	(265)
Tangible assets	$2,312,203	$2,292,586	$2,272,123	$2,292,692	$2,308,381
TCE ratio (2)	7.89%	7.83%	7.80%	7.73%	7.49%

Tangible book value per share
Tangible equity (2)	$182,456	$179,495	$177,239	$177,220	$172,906
Shares outstanding (2)	7,467,390	7,499,243	7,503,731	7,427,127	7,428,366
Tangible book value per share (2)	$24.43	$23.94	$23.62	$23.86	$23.28

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended September 30, 2025 and 2024

(unaudited, dollars in thousands)

	2025			2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,978,375	$29,951	6.01%	$2,019,384	$31,356	6.18%
Investment securities	99,816	1,604	6.38%	103,870	1,619	6.20%
Interest-earning cash	117,314	1,311	4.43%	69,204	934	5.37%
FHLB stock and other investments	7,821	128	6.49%	8,610	204	9.43%
Total interest-earning assets	2,203,326	32,994	5.94%	2,201,068	34,113	6.17%
Non interest-earning assets:
Cash and due from banks	10,083			9,360
Other assets	53,860			50,730
Total assets	$2,267,269			$2,261,158

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,186,968	$11,207	3.75%	$1,209,030	$13,941	4.59%
Time deposits	493,724	5,097	4.10%	487,377	5,546	4.53%
Total savings and time deposits	1,680,692	16,304	3.85%	1,696,407	19,487	4.57%
Borrowings	106,866	1,141	4.24%	126,104	1,198	3.78%
Subordinated debentures	24,720	326	5.23%	24,666	326	5.26%
Total interest-bearing liabilities	1,812,278	17,771	3.89%	1,847,177	21,011	4.53%
Demand deposits	223,570			194,725
Other liabilities	30,622			27,826
Total liabilities	2,066,470			2,069,728
Stockholders’ equity	200,799			191,430
Total liabilities & stockholders’ equity	$2,267,269			$2,261,158
Net interest rate spread			2.05%			1.64%
Net interest income/margin		$15,223	2.74%		$13,102	2.37%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Nine Months Ended September 30, 2025 and 2024

(unaudited, dollars in thousands)

	2025			2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,982,194	$89,720	6.05%	$2,006,142	$92,217	6.14%
Investment securities	95,086	4,223	5.94%	99,363	4,610	6.20%
Interest-earning cash	104,452	3,488	4.46%	60,202	2,445	5.42%
FHLB stock and other investments	7,957	449	7.54%	9,771	693	9.47%
Total interest-earning assets	2,189,689	97,880	5.98%	2,175,478	99,965	6.14%
Non interest-earning assets:
Cash and due from banks	9,603			8,431
Other assets	51,254			50,593
Total assets	$2,250,546			$2,234,502

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,176,852	$33,311	3.78%	$1,162,587	$39,541	4.54%
Time deposits	490,607	15,475	4.22%	478,581	15,418	4.30%
Total savings and time deposits	1,667,459	48,786	3.91%	1,641,168	54,959	4.47%
Borrowings	111,280	3,469	4.17%	156,792	4,744	4.04%
Subordinated debentures	24,707	978	5.29%	24,653	978	5.30%
Total interest-bearing liabilities	1,803,446	53,233	3.95%	1,822,613	60,681	4.45%
Demand deposits	220,032			194,694
Other liabilities	27,677			26,944
Total liabilities	2,051,155			2,044,251
Stockholders’ equity	199,391			190,251
Total liabilities & stockholders’ equity	$2,250,546			$2,234,502
Net interest rate spread			2.03%			1.69%
Net interest income/margin		$44,647	2.73%		$39,284	2.41%